Exhibit 10.2
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement” or “Employment Agreement”) dated July 8, 2008 (“Effective Date”) between John C. White (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (the “Company”) provides:
WHEREAS, the Company wishes to obtain the future services of Employee and Employee is willing to continue to provide services to the Company; and
WHEREAS, the parties wish to revise and update the existing Employment and Non-Interference Agreement between them to reflect the current status of Employee’s employment and to ensure compliance with applicable laws and regulations; and
WHEREAS, Employee wishes to have the protection provided for in this Agreement and, in exchange for such protection, is willing to give to the Company, under certain circumstances, a covenant not to compete and a release of all liability.
NOW, THEREFORE, the parties hereto agree as follows:
1. Previous Agreement Superseded. The previous Employment and Non-Interference Agreement between the parties dated April 1, 2002 (the “Previous Employment Agreement”) is hereby superseded, replaced in its entirety and considered null and void.
2. Definitions.
d. “Board of Directors” means the Board of Directors of the Company.
e. “Cause” means any one or more of the following:
(i) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or a crime involving embezzlement, conversion of property or moral turpitude;
(ii) A finding by a majority of the Board of Directors of Employee’s fraud, embezzlement or conversion of the Company’s property;
(iii) Employee’s conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds relating to the business and affairs of the Company;
(iv) An administrative or judicial determination that Employee committed fraud or any other violation of law involving federal, state or local government funds relating to the business and affairs of the Company;

(v) A final, nonappealable finding by a majority of the Board of Directors of Employee’s knowing breach of any of Employee’s fiduciary duties to any company in the Company Group or the Company’s stockholders or making of an intentional misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other) or prospects of any company in the Company Group;
(vi) Employee’s alcohol or substance abuse, which materially interferes with Employee’s ability to discharge the duties, responsibilities and obligations prescribed by this Agreement as determined by a majority of the Board of Directors;
(vii) Employee’s material and knowing failure to observe or comply with law applicable to the business of the Company as an officer or employee of the Company which would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other), or prospects of any company in the Company Group as determined by a majority of the Board of Directors or;
(viii) Employee’s willful gross misconduct relating to the business of the Company that results in significant harm to the Company or its operation, properties, reputation, goodwill or business relationships as determined by a majority of the Board of Directors, provided that (i) any finding or determination made by the Board of Directors concerning the existence of Cause must be made in good faith and not for purposes of evading the Company’s obligations hereunder; and (ii) a finding or determination of Cause by the Board of Directors may not be made unless, prior to determining that Cause exists, the Employee shall be given written notice stating in reasonable detail the facts and circumstances deemed by the Company to constitute Cause, and thirty (30) days from receipt of such notice Employee has failed to cure the facts and circumstances set forth in such notice.
f. “Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the Company’s assets to any person or group of related persons under Section 13(d) of the Securities and Exchange Act of 1934 (“Group”); (ii) the Company’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; (iv) any person or Group acquires sufficient shares of Voting Stock to elect a majority of the members of the Board of Directors; or (v) the completion of a merger or consolidation of the Company with another entity in which holders of the Company’s stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation in the transaction. Notwithstanding the foregoing, in no event will a Change of Control be deemed to have occurred as a result of an initial public offering of the Company’s stock.

Also, notwithstanding anything to the contrary herein, the fact that a transaction or event is defined as a Change of Control for purposes of this Agreement shall not evidence or infer that the transaction or event constitutes a change of control for purposes of, including but not limited to, any determination or definition of the Department of Education, any licensing agency, or for determining the duties of the Company’s Board of Directors under Delaware corporate law.
d. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
e. “Company Group” shall mean the entities listed on Schedule 1.
f. “Compete” shall mean to directly or indirectly own, operate, manage, join, control, be employed by, be a consultant to, invest in, or become a director, officer, agent, partner, member, independent contractor or shareholder of any Competitive Business, as defined below. As used in this Agreement, “Compete” does not include purely passive investments in any publicly traded company so long as Employee does not directly or indirectly own, acquire or obtain options to acquire, 5% or more of any class of shares in such company.
g. “Competitive Business” means any (i) post secondary educational institution or entity which conducts educational programs in the areas of automotive, motorcycle, marine, diesel or collision repair and refinishing technologies (or a combination of these programs).
h. “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software, storage media or other compilation of information, patent, patent application, copyright, “know-how”, trade secrets, customer, student or prospective student lists or information, details of client, consultant, student, vendor, supplier or manufacturer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of any company in the Company Group, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by the Employee not permissible hereunder.
i. “Disability” means Employee is either:
(i) determined to be totally disabled by the Social Security Administration; or

(ii) determined to be disabled pursuant to the Company’s disability plans for a period of at least three months.
j. “Good Reason,” when used with reference to a voluntary termination by Employee of Employee’s employment with the Company, shall mean any of the following conditions, provided that Employee (i) provides the Company with actual notice of the condition giving rise to the termination within ninety (90) days of Employee’s knowledge of the initial existence of the condition, (ii) provides the Company with the opportunity to cure within 30 days of the notice, and (iii) terminates employment within two (2) years of the initial existence of the condition:
(a) A material diminution in any of the following:
A. Employee’s base compensation;
B. Employee’s authority, duties or responsibilities; provided that, a material diminution of Employee’s authority, duties or responsibilities shall be deemed to have occurred if Employee ceases to have such authorities, duties or responsibilities with respect to the entity which is the ultimate parent entity of the Company Group following a Change of Control.
(b) A material change in the geographic location at which the Employee must perform the services; or
(c) Any other action or inaction that constitutes a material breach by the Company of this Agreement and such breach is not cured as set forth in 2.j. (ii) above.
k. “Market” means anywhere in the United States or Puerto Rico. If an arbitrator or arbitration panel finds that this definition of Market is unreasonable, then the Market will be considered to mean all states in which the Company has a campus or other training center and all states that are contiguous to a state in which the Company has a campus or other training center. If an arbitrator or arbitration panel finds that definition of Market is unreasonable, the Market shall mean all states in which the Company has a campus or other training center.
l. “Position” means the particular position of Chairman of the Board.
m. “Regulations” means any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.
n. “Severance Period” means the period of time that the Company continues to pay Employee as set forth in Section 9.a.
o. “Specified Employee” means any Company employee that the Company determines is a Specified Employee within the meaning of Section 409A of the Code. The Company shall determine whether an employee is a Specified Employee by applying reasonable, objectively determinable identification procedures set forth in a resolution of the Board of Directors issued before December 31, 2007.

p. “Term of Employment” means the period commencing on the Effective Date and terminating three (3) years after the Effective Date. Employee acknowledges that the Company has no obligation to continue Employee’s employment or this Agreement beyond the Term of Employment. The Term of Employment may also be terminated with or without cause and without notice subject to the provisions of Section 8.
q. “Termination Date” shall mean the last day of Employee’s employment with the Company.
3. Nature of Employment. Subject to the terms of this Agreement, the Company hereby agrees to continue to employ Employee in the Position, and Employee hereby agrees to accept the continuation of such employment in the Position, for the Term of Employment under this Agreement.
4. Extent of Employment.
While employed:
a. Employee agrees to perform the duties of the Position faithfully and to the best of Employee’s ability at the principal offices of the Company or in locations as may be designated temporarily from time to time by the Company or as necessary to fulfill the duties of the Position. Employee shall report to the Board of Directors, or as otherwise directed by the Board of Directors.
b. Employee shall abide by the policies, rules, customs, and usages as established by or existing at the Company.
c. Employee shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of the duties, responsibilities, and obligations of the Position.
d. Employee shall not knowingly breach or violate any Regulations or rules of any governmental or regulatory body in any material respect and shall not act in any manner which might reasonably be expected to have a material adverse effect on the ongoing business, properties, assets, operations, condition (financial or other), business relationships or prospects of any company in the Company Group.
e. Employee shall not commit or engage in any conduct, through action or omission, which would constitute any of the offenses set forth in the definition of “Cause” under this Agreement.
f. Employee agrees to live in the Phoenix, Arizona metropolitan area.

5. Compensation. While Employee is employed by the Company, the Company shall pay Employee as follows:
a. A base salary, paid in twenty six (26) equal installments, at a rate of Five Hundred Thousand Dollars ($500,000) per annum. The Board of Directors shall annually, and in its sole discretion, determine whether the base salary should be increased, and, if so, in what amount.
b. An annual bonus based on Employee’s performance as determined and approved by the Board of Directors based on performance parameters set by the Board of Directors. Such bonus will be determined at the sole discretion of the Board of Directors, and may not be paid at all. Employee acknowledges that no bonus will be paid if performance parameters are not met. If the Board of Directors determines that such bonus shall be paid, such bonus shall be paid by the fifteenth (15th) day of the third (3rd) month of the Employee’s taxable year following the year in which the Employee becomes entitled to such bonus.
6. Reimbursement of Expenses. While Employee is employed, the Company shall reimburse Employee for reasonably documented travel expenses, entertainment and other expenses reasonably incurred by Employee in connection with the performance of the duties of the Position and, in each case, according to the reasonable rules, policies, customs and usage promulgated by the Company from time to time. All reimbursements shall be made within thirty (30) days of Employee’s submission of any reasonably documented expense reimbursement claim. The amount of expenses eligible for reimbursement provided during one taxable year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided during any other taxable year. Employee may not elect to receive cash or any other benefit in lieu of the reimbursements provided by this Section.
7. Benefits. While Employee is employed, the Employee shall be entitled to perquisites and benefits established from time to time, at the sole discretion of the Board of Directors for the Position, including without limitation, health, short and long term disability, pension and life insurance benefits consistent with past practice, or as increased from time to time; provided that the perquisites and benefits provided to Employee shall be at least substantially equal to those provided to any other officer of the Company.
Following the Term of Employment the Company shall maintain, at Company expense, health care insurance benefits and a supplemental executive reimbursement medical plan comparable to that provided to the Executives of the Company on the Termination Date for Employee and Employee’s spouse. These benefits will be provided until and including age sixty five (65). This obligation shall survive the Term of Employment and the termination of this Agreement. The provision of such benefits after the expiration of the Severance Period below is subject to the requirements of Section 409A. To ensure compliance with Section 409A, the Company will assure that such benefits are payable at a specified time or pursuant to a fixed schedule within the meaning of 26 C.F.R. § 1-409A-3 (i) (1) (IV). In order to ensure compliance with this provision of the regulations, the benefits eligible for reimbursement in one taxable year will not affect the benefits eligible for reimbursement by the Company in a different taxable year. All reimbursements of benefits must be made no later than December 31st of the taxable year following the taxable year in which the expense was incurred. The Employee may not elect to receive cash or any other benefit in lieu of the benefits provided by this Section.

8. Termination of Employment for Cause or without Good Reason. At any time during the Term of Employment, Company may terminate Employee for Cause effective upon the giving to Employee a written notice of termination. If Employee’s employment is terminated for Cause or Employee voluntarily terminates without Good Reason, Employee shall be entitled to:
a. Payment of accrued and unpaid base salary and unused vacation through the Termination Date;
b. Reimbursement for expenses incurred through the Termination Date as set forth in Section 6.
c. The benefits under Section 7 of this Agreement unless Employee and Employee’s spouse have reached the age of 66.
9. Termination of Employment without Cause, for Good Reason, upon Change of Control, or due to the Death or Disability of Employee. During the Term of Employment, the Company may terminate Employee without Cause and without providing notice to Employee, and Employee may terminate employment with the Company for Good Reason. Employee’s death or Disability shall cause a termination of Employee’s employment.
a. During the Term of Employment, if Employee is terminated without Cause or if Employee terminates for Good Reason, either of which occurs without a Change of Control, Employee shall be entitled to the following items so long as Employee has signed the release described in Section 11 below and not revoked it:
(i) The Company shall provide the items set forth in Section 8.a., 8.b., and 8.c. above.
(ii) The Company shall pay to Employee, an amount equal to Employee’s base salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date, payable for a period of twenty four (24) months (the “Severance Period”). Employee will be paid this amount in equal bi-weekly installments according to the Company’s regular payroll periods and practices. The first payment to which Employee is entitled shall be paid on the first day of the month following the revocation period, if any, as set forth in Exhibit A. At all times, the right to each monthly payment made under this Section 9 shall be treated as the right to a series of separate payments within the meaning of 26 CFR Section 1.409A-2(b) (2) (iii).
(iii) Employee will be eligible for the fiscal year bonus if such bonus is approved by the Board of Directors based upon parameters set by the Board of Directors. The amount of any such bonus will be pro-rated based on the Termination Date and shall be paid at the time other employees are paid the bonus, but in no event will such bonus be paid after the fifteenth (15th) day of the third (3rd) month of the Employee’s taxable year following the year in which the Employee becomes entitled to such bonus.

(iv) Employee’s then current medical and dental benefits will continue pursuant to Company policy and the terms of any applicable benefit plan. Beginning on the first day that active employee coverage is ineffective, Employee shall elect to continue current medical and dental benefits for eighteen (18) months in accordance with any applicable plan provisions and the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The Company shall continue to pay a monthly amount equal to the Company-paid portion of the insurance premium for the coverage held by Employee as of the Termination Date, and any administrative fee, for a period of eighteen (18) months. Those payments shall be deemed to satisfy the Company’s obligation to provide benefits under Section 7 of this Agreement, but the completion of those payments after eighteen (18) months shall not discharge the Company’s obligation to provide benefits under Section 7 if Employee and his spouse have not yet reached the age of 66.
(v) All stock Awards (as defined by any applicable Plan), including stock options and restricted stock, shall be governed by the terms and provisions of the Plan and the grant Agreement under which such Award was granted.
(vi) Employee’s participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease to be effective as of the Termination Date, unless such benefit, program or plan is inalienable under the law.
(vii) The Company shall pay for twelve (12) months of outplacement services through a provider selected by the Company for the twelve (12) month period immediately following the Termination Date.
b. During the Term of Employment, if Employee is terminated without Cause or if Employee terminates for Good Reason, either of which occur within 12 months of a Change of Control, Employee shall be entitled to the following items so long as Employee has signed the release described in Section 11 below and not revoked it:
(i) Except for the bonus set forth in Section 9.a.(iii), all of the payments and benefits as set forth in Section 9.a. above; and
(ii) The Company shall also pay to Employee Employee’s maximum targeted bonus for the fiscal year in which the Termination Date occurs prorated to the Termination Date. Employee will be paid this bonus amount over the Severance Period in equal bi-weekly installments according to the Company’s regular payroll periods and practices.

c. During the Term of Employment if Employee suffers a Disability, Employee shall be entitled to the following items so long as Employee has signed the release described in Section 11 below and not revoked it:
(i) Severance payments as provided under Section 9.a.(ii); and
(ii) All the payments and benefits set forth in Section 9.a.(i), (iv), (v), (vi), and (vii); and,
(iii) Disability benefits under the applicable plan or practice.
d. During the Term of Employment if Employee dies, Employee’s estate shall be entitled to the following items:
(i) Severance payments as provided under Section 9.a. (ii); and
(ii) All the payments and benefits set forth in Section 9.a.(i), (v), and (vi); and
(iii) Employee’s dependents, if any, who are covered by Employee’s health or dental insurance at the time of death shall be eligible for the benefits provided under Section 9.a.(iv).
e. To the extent Employee’s Termination Date is prior to the date on which the Company has paid any bonus to which the Employee may be entitled for the fiscal year immediately preceding the Termination Date, (i.e. between the end of the fiscal year and the bonus payout), Employee will receive such bonus in a lump sum on the same date as Employee would have received such bonus had the Employee remained continuously employed by the Company.
f. If any payment or benefit Employee would receive under this Agreement, when combined with any other payment or benefit Employee receives pursuant to the termination of Employee’s employment with the Company (“Payment”), would:
(i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and
(ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be whichever of the following amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax:
(a)	the full amount of such Payment; or

(b)	such lesser amount (with cash payments being reduced) as would result in no portion of the Payment being subject to the Excise Tax.
(iii) All determinations required to be made under this Section 9(f), including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a national independent accounting firm registered with the Public Company Accounting Oversight Board as will be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Employee and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. For purposes of making the calculations required by this Section 9(f), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.
g. Notwithstanding any other provision of this Agreement to the contrary, neither the time nor the schedule of any payment under this Agreement may be accelerated or subject to a further deferral except as provided in 26 C.F.R. § 1.409A-3(j)(4).
h. The Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.
i. If the Company fails to make any payment under this Agreement, either intentionally or unintentionally, within the time period specified in this Agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Agreement pursuant to 26 C.F.R. § 1.409A-3(d). In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with 26 C.F.R. § 1.409A-3(g).
j. For purposes of this Agreement, the determination of whether Employee has terminated employment will be made in accordance with 26 C.F.R. Section 1.409A-1(h) (1) (m). This Agreement shall be administered in compliance with Section 409A of the Code and each provision shall be interpreted, to the extent possible, to comply with Section 409A.
Notwithstanding any of the foregoing, if the Employee is a Specified Employee on the Termination Date, all monthly payments, if any, that are to be made following the fifteenth (15th) day of the third (3rd) month of the Employee’s taxable year following the Employee’s taxable year in which Termination Date occurred, but before the date which is six (6) months following the Termination Date, that are, in the aggregate, in excess of the Excludable Compensation shall be paid in a lump-sum on the first (1st) day of the seventh (7th) month following the Employee’s Termination Date or, if earlier, the date the Employee dies following the Termination Date. For purposes of this Section 9, “Excludable Compensation” shall equal the lesser of two times (i) the Employee’s annualized base compensation for the Employee’s taxable year prior to the Employee’s taxable year in which the Termination Date occurred or (ii) the applicable limit set forth in Section§ 401(a) (17) of the Code for the year in which the Termination Date occurred.

10. Mitigation or Reduction of Benefits. In the event of termination of employment as set forth in Section 9 above, Employee shall not be required to mitigate the amount of any payment provided for in that Section by seeking other employment or otherwise. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 9 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date.
11. Release. In order to receive payments and benefits described in Section 9, other than those provided in Sections 8 and those provided in the event of Employee’s death, Employee must execute a Release in the form attached as Exhibit A, and that Release must become effective by Employee not revoking it. If Employee fails to sign the Release within the period provided in the Release, or if Employee revokes the Release within the seven (7) day revocation period provided therein, Employee will forfeit any right to the payments and benefits described in Section 9. As a general rule, Employee shall receive the Release from the Company on or before Employee’s Termination Date, but in no event will Employee receive the Release more than ten (10) days following Employee’s Termination Date.
12. Covenant Not to Compete. In consideration of this Agreement, and the employment under it, the parties have agreed to the following Covenant Not to Compete:
a. Post Termination Restrictions. Employee acknowledges that the services provided under this Agreement give Employee the opportunity to have special knowledge of the Company, its Confidential Information, and the capabilities of individuals employed by or affiliated with the Company. Employee further acknowledges that interference with those business or employment relationships with the Company would cause irreparable injury to the Company. Consequently, Employee covenants and agrees that:
(i) From the Effective Date hereof until twenty four (24) months (or for eighteen (18) months if an arbitrator or arbitration panel finds that twenty four (24) months are unreasonable) after the Termination Date, Employee will not, without the express written approval of a majority of the Board of Directors, directly or indirectly, anywhere in the Market, in one or a series of transactions, Compete against Company, as defined in Section 2 above, without regard to (a) whether the Competitive Business has its office or other business facilities within or outside the Market, (b) whether any of the activities of the Employee referred to above occur or are performed within or outside the Market, or (c) whether the Employee resides, or reports to an office, within or outside the Market.

(ii) From the effective date hereof until twenty four (24) months after the Termination Date (which shall not be reduced by (a) any period of violation of this Agreement by Employee or (b) if the Company is the prevailing party in any litigation to enforce its rights under this Section 12, the period which is required for such litigation), Employee will not, without the express prior written approval of a majority of the Board of Directors, directly or indirectly, in one or a series of transactions: (i) recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person which has a business relationship with any company in the Company Group or had a business relationship with any company in the Company Group within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with any company in the Company Group; or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within twenty-four (24) months prior to the date the Employee or the Competitive Business employs or seeks to employ such person) employed or retained by any company in the Company Group. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a personal letter of recommendation to an employee of the Company with respect to a future or any other employment opportunity.
(iii) The scope and term of this Section 12 would not preclude Employee from earning a living in an occupation or position with an entity that is not a Competitive Business.
b. Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 12 (both separately and in total) are reasonable and should be fully enforceable in view of the high level positions Employee has had with the Company, and the Company’s legitimate interests in protecting its Confidential Information and its goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 12 of this Agreement. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work in a Competitive Business in violation of the terms of this Agreement since the disclosure of such Confidential Information is inevitable and the Company would be unable to verify whether its Confidential Information was being disclosed and/or misused.
c. Company’s Right to Cease and Recoup Payments and Obtain Injunctive Relief. In the event of a breach or imminent breach of any of Employee’s duties or obligations under this Agreement, the Company shall be entitled to immediately cease all payments and benefits to Employee under Section 9 and, in the event of an actual breach, require Employee to disgorge and repay to Company all payments and benefits previously paid to or conferred upon Employee under Section 9 of this Agreement. Employee agrees that if Employee breaches any duties or obligations Employee has under this Agreement, that, except for sums set forth in sections 8, Employee has no right to any money or benefits under Section 9 of this Agreement and that Employee must return any money paid to Employee under that section. In addition to any other legal or equitable remedies the Company may have (including any right to damages that it may suffer), the Company shall be entitled to temporary, preliminary and permanent injunctive relief restraining such breach or imminent breach. Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of noncompliance by Employee with any of the provisions of this Agreement would be largely irreparable. Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys’ fees and costs incurred by Company in enforcing its rights hereunder.

d. Employee Agreement to Disclose this Agreement. Employee agrees to disclose, during the Severance Period, the terms of this Section 12 to any potential future employer.
e. Survival. The terms of this entire Section 12 shall survive the termination of Employee’s employment under this Agreement regardless of who terminates employment or the reasons therefore.
13. Confidential Information.
a. During and after the Term of Employment, Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for the Employee’s own benefit or for the benefit of anyone other than the Company, any Confidential Information, whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by the Employee in connection with the performance of Employee’s duties hereunder to persons who are authorized to receive such information by the Company. Employee shall use Employee’s best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in Employee’s normal course of employment by the Company. Employee shall use Employee’s best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law or requested by a governmental agency; provided, however, that in the event disclosure is required by applicable law or requested by a governmental agency, the Employee shall provide the Company with prompt notice of such requirement or request, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Employee agrees to deliver to the Company, at any time during the Term of Employment, or thereafter, all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the Term of Employment exclusively belongs to the Company (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

b. The terms of this entire Section 13 shall survive the termination of Employee’s employment under this Agreement regardless of who terminates employment or the reasons therefore.
14. Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (c) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:
If to the Company:
Universal Technical Institute, Inc.
20410 North 19th Avenue, Suite 200
Phoenix, Arizona 85027
Facsimile No.: (623) 445-9501
Attn: General Counsel
With a copy to:
Chairman of the Compensation Committee
of the Board of Directors
20410 North 19th Avenue, Suite 200
Phoenix, Arizona 85027
If to Employee:
John C. White
10305 E. Calle De Las Brisas
Scottsdale, Arizona 85255
Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.
15. Employee Expenses in the Event of Dispute. If Employee’s employment is terminated by the Company within the Term of Employment and there is a dispute with respect to this Agreement, then all of Employee’s reasonable legal expenses incurred by Employee (a) to defend the validity of this Agreement, (b) if Employee’s employment has been terminated for Cause, to contest such termination, (c) to contest any determinations by the Company concerning the amounts payable by the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company if Employee is the prevailing party. Such expenses shall be paid, if at all, within thirty (30) days of the date of the determination that Employee is the prevailing party, but in no event later than December 31st of the taxable year following the year in which the Employee incurred the expenses. The expenses reimbursed in one taxable year will not affect the expenses eligible for reimbursement by the Company in a different taxable year. All reimbursements of the expenses must be made no later than December 31st of the taxable year following the taxable year in which the expenses were incurred. The Employee may not elect to receive cash or any other benefit in lieu of the benefits provided by this Section.

16. Agreement to Arbitrate. All disputes or claims regarding this Agreement shall be submitted for resolution exclusively to binding arbitration under the Commercial Rules of Arbitration of the American Arbitration Association in Phoenix, Arizona. The arbitrator or arbitration panel shall have the authority to award temporary or permanent injunctive relief and to award attorneys’ fees and costs to the prevailing party. Any temporary or permanent injunctive relief ordered by the arbitrator or the arbitration panel may be enforced in court by either party by seeking judicial confirmation of such award.
17. Successors; Binding Agreement.
a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement upon, or prior to, the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee terminated Employee’s employment for Good Reason. For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.
b. This Agreement is personal to Employee and Employee may not assign or delegate any part of Employee’s rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of, and be enforceable by, Employee’s legal representatives, executors, administrators, heirs and beneficiaries.
18. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. An arbitrator or arbitration panel can reasonably modify this Agreement by rewriting it and/or it can “blue-pencil” this Agreement by striking things out.
19. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
21. Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee’s continued employment without objection shall not constitute Employee’s consent to, or a waiver of, Employee’s rights with respect to any circumstances constituting Good Reason. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by a resolution adopted by a majority of the Board of Directors.
22. Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.
23. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by the Chairman of the Compensation Committee of the Board of Directors or the Chairman’s designee.
24. Governing Law. In light of Company’s and Employee’s substantial contacts with the State of Arizona, the facts that the Company is headquartered in Arizona and Employee resides in and provides services to the Company in Arizona, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of, and the making of, this Agreement in Arizona, the parties agree that: (a) any arbitration or litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state of Arizona; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Arizona, without regard for any conflict/choice of law principles.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

UNIVERSAL TECHNICAL INSTITUTE, INC.
By:	/s/ Chad A. Freed

John C. White
By:	/s/ John C. White

SCHEDULE 1
Companies in the Company Group consist of:
n.	Universal Technical Institute, Inc.

o.	UTI Holdings, Inc.

p.	U.T.I. of Illinois, Inc.

q.	Universal Technical Institute of Texas, Inc.

r.	Universal Technical Institute of California, Inc.

s.	Custom Training Group, Inc.

t.	The Clinton Harley Corporation

u.	Universal Technical Institute of Arizona, Inc.

v.	Universal Technical Institute of North Carolina, Inc.

w.	Universal Technical Institute of Northern California, Inc.

x.	Universal Technical Institute of Massachusetts, Inc.

y.	Universal Technical Institute of Pennsylvania, Inc.

z.	Universal Technical Institute of Phoenix, Inc.

Exhibit A
RELEASE
This RELEASE (the “Release”) dated  _____  ,  _____  is by and between John C. White (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (“Company”);
WHEREAS, the Company and Employee are parties to an Employment Agreement dated  _____  , 2008 (the “Employment Agreement”), which provides certain protection to Employee during employment and upon termination of employment; and
WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company’s provision of certain benefits under the Employment Agreement;
NOW, THEREFORE, the parties hereto agree as follows:
1. Mutual Promises. The Company undertakes the obligations contained in the Employment Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein. The Company’s obligations are undertaken in lieu of any other employment benefits.
2. Release of Claims; Agreement Not to File Suit.
a. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Employment Agreement and this Release, and (ii) Employee’s employment, and/or termination from employment with the Company.
b. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any arbitration demand, claim, complaint, or action to any court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising out of the parties employment relationship before the date of this Release or any action taken after the date of this Release pursuant to the Employment Agreement. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

c. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortious discharge (including, but not limited to, any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., the Family and Medical Leave Act, or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.
d. This Release shall not affect Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future.
e. This Release does not affect Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement. Further, this Release is not intended to be a release of any claims under the Arizona Minimum Wage Act, effective January 1, 2007.
3. Release of Benefit Claims. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Employment Agreement and claims for benefits which are not subject to waiver under the law.
4. Revocation Period; Knowing and Voluntary Agreement. Employee acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act, as amended, (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the preceding Section is in addition to anything of value to which he/she would be entitled to without this Agreement. Employee further acknowledges that Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after execution date of this Agreement; (b) Employee has been advised of having had the right to consult with an attorney prior to signing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the signing of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by the Employee.

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5. Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.
6. Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.
7. Counterparts. This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
8. Entire Agreement. This Release and related Employment Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.
9. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.
IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.

UNIVERSAL TECHNICAL INSTITUTE, INC.
By:

JOHN C. WHITE
By:

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